As filed with the Securities and Exchange Commission on April 1, 2004

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGYSOUTH, INC.

(Exact name of registrant as specified in its charter)

ALABAMA (State of Incorporation)	58-2358943 (I.R.S. Employer Identification No.)

2828 Dauphin Street
Mobile, Alabama 36606
(251) 450-4774
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SECOND AMENDED AND RESTATED ENERGYSOUTH, INC.
NON-EMPLOYEE DIRECTORS DEFERRED FEE PLAN
(full title of the Plan)

JOHN S. DAVIS
President
2828 Dauphin Street
Mobile, Alabama 36606
Telephone: (251) 450-4774
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
E. B. PEEBLES III
Armbrecht Jackson LLP
63 South Royal Street, Suite 1300
Mobile, Alabama 36602
(251) 405-1300

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed maximum	Proposed maximum
securities to be registered	Amount to be registered	offering price per share	aggregate offering price	Amount of registration fee

Deferred Compensation Obligations (1)	$2,058,600.00	100%	$2,058,600.00	$260.82

Common Stock, $.01 par value (2)	60,000 shares (3)	$34.31	$2,058,600.00 (4)	$260.82

(1)	The Deferred Compensation Obligations are unsecured obligations of EnergySouth, Inc. to pay deferred compensation in accordance with the terms of the Plan.

(2)	The Deferred Compensation Obligations registered hereby must be fulfilled in Common Stock; accordingly, there also being registered hereunder 60,000 shares of Common Stock. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate amount of securities to be offered or issued pursuant to the antidilution provisions of the Plan described herein.

(3)	The number of shares of Common Stock registered is the estimate of the number of shares of Common Stock of EnergySouth, Inc. issuable during the operation of the Plan.

(4)	Estimated solely for the purpose of calculating the registration fee; in accordance with Rule 457(c), calculated on the basis of average of high and low prices for shares of common stock, $.01 par value per share, of EnergySouth, Inc. on the NASDAQ National Market on March 30, 2004.

Exhibit Index Page 10

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3: Incorporation of Documents by Reference.
Item 4: Description of Securities.
Item 5: Interest of Named Experts and Counsel
Item 6: Indemnification of Directors and Officers.
Item 7: Exemption from Registration Claimed.
Item 8: Exhibits.
Signatures
POWER OF ATTORNEY
EXHIBIT INDEX
Opinion and Consent of Ambrecht Jackson LLP
Independent Auditors' Consent
2nd Amended/Restated Non-Employee Directors Plan

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     A form of prospectus meeting the requirements of Part I of Form S-8 and containing the statement required by Item 2 of Form S-8 has been prepared. Such form of prospectus is not included in this Registration Statement but will be delivered to all participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

     (a) the Registrant’s latest Annual Report on Form 10-K, for the fiscal year ended September 30, 2003.

     (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) since September 30, 2003.

     (c) the Registrant’s definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with the Registrant’s January 30, 2004 annual meeting of shareholders.

     (d) the description of the Registrant’s $.01 par value common stock contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4: Description of Securities.

     The deferred compensation obligations of EnergySouth, Inc. (the “Company”) registered hereunder (the “Obligations”) are unsecured general obligations of the Company to pay deferred compensation in the form of common stock of the Company (the “Common Stock”) to non-employee directors of the Company who elect to participate, in accordance with the terms and conditions of the Second Amended and Restated EnergySouth, Inc. Non-Employee Directors Deferred Fee Plan (the “Plan”). The following discussion of the Plan is not a complete description of the Plan and is qualified in its entirety by the full text of the Plan. The filing of this Registration Statement on Form S-8 is not, and should not be construed as, an admission that the Obligations constitute securities as defined by any applicable federal, state or local law, or that registration of the Obligations is required under any such law.

     The Plan is a nonqualified deferred compensation plan available to each director of the Company who is not an employee of the Company or any of its subsidiaries. Under the Plan, the Company provides each such director with the opportunity to defer receipt of fees to be paid to such director for services as a member of the Board of Directors of the Company. A director who enrolls in the Plan may elect to have the deferred compensation credited in the form of phantom stock, among other investment options. Amounts deferred by a director making such an election (a “Participant”) are credited as phantom stock to deferred compensation accounts maintained on behalf of the Participant, and payments from the Plan to satisfy Obligations to such a Participant will be made in shares of Common Stock, which are also registered hereunder.

     The Company has established a non-qualified grantor trust, commonly known as a “rabbi trust,” to assist in meeting obligations under the Plan (the “Trust”). The assets held in the Trust are intended to be used to pay benefits payable under the Plan, but are subject to the claims of general creditors of the Company.

     A Participant’s rights to any amount credited to his or her accounts may not be sold, transferred, assigned, pledged, attached or otherwise encumbered by the Participant and may only pass upon the Participant’s death pursuant to a beneficiary designation made by Participant in accordance with the terms of the Plan.

     The Company has reserved the right to amend the Plan at any time, except that no such amendment shall adversely affect the right of each Participant to the amounts credited to his or her deferred compensation account as of the date of the amendment.

Item 5: Interest of Named Experts and Counsel

     Certain legal matters with respect to the Plan and in connection with the issuance of Common Stock pursuant thereto have been passed upon for the Registrant by Armbrecht Jackson LLP. Partners in such law firm who participated in the representation of the Registrant and their spouses beneficially owned 20,469 shares of Common Stock as of March 30, 2004.

Item 6: Indemnification of Directors and Officers.

(a)

     Sections 10-2B-8.51 et seq. of the Alabama Code provides the following with respect to indemnification of a director or officer:

     § 10-2B-8.51. Authority to indemnify.

(a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

(1) The individual conducted himself or herself in good faith; and

(2) The individual reasonably believed:

(i) In the case of conduct in his or her official capacity with the corporation, that the conduct was in its best interests;and

(ii) In all other cases, that the conduct was at least not opposed to its best interests; and

(3) In the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

(c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(d) A corporation may not indemnify a director under this section:

(1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(2) In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his or her official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by him or her.

(e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

§ 10-2B-8.52. Mandatory indemnification.

A corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter in such proceeding, here he or she was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection therewith, notwithstanding that he or she was not successful on any other claim, issue or matter in any such proceeding.

§ 10-2B-8.55. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under Section 10-2B-8.51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in Section 10-2B-8.51.

     (b) The determination shall be made:

(1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(3) By special legal counsel;

(i) Selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

(ii) If a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision

(2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

(4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. A majority of the shares that are entitled to vote on the transaction by virtue of not being owned by or under the control of such directors constitutes a quorum for the purpose of taking action under this section.

(c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) to select counsel.

§ 10-2B-8.56. Indemnification of officers, employees, and agents.

(a) An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 10-2B-8.52, and is entitled to apply for court-ordered indemnification under Section 10-2B-8.54, in each case to the same extent as a director.

(b) A corporation may indemnify and may advance expenses under Division E of this article to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director.

(b)

     The Company’s by-laws contain provisions for indemnification of directors and officers as follows:

ARTICLE VIII

INDEMNIFICATION AND RELATED MATTERS

Each person who is or was a director or officer of the Corporation and who was or is a party or was or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation as a matter of right against any and all expenses (including attorneys’ fees) actually and reasonably incurred by him and against any and all claims, judgments , fines, penalties, liabilities and amounts paid in settlement actually incurred by him in defense of such claim, action, suit or proceeding, including appeals, to the full extent permitted by applicable law. The indemnification provided by this Section shall inure to the benefit of the heirs, executors and administrators of such person. Expenses (including attorneys’ fees) incurred by a director or officer of the Corporation with respect to the defense of any such claim, action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such claim, action suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if and to the extent it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized under this Article or applicable law; provided, however, that the advancement of such expenses shall not be deemed to be indemnification unless and until it shall ultimately be determined that such person is entitled to be indemnified by the Corporation.

The Corporation shall make such reports to its Stockholders regarding indemnification or advancement of expenses as may be required by law. The Corporation may purchase and maintain insurance at the expense of the Corporation on behalf of any person who is or was a director, officer, employee or agent of the Corporation or any person who is or was serving at the request of the Corporation as a director (or the equivalent), officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability or expense (including attorneys’ fees) asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability or expense under this Section or otherwise.

The foregoing rights shall not be exclusive of any other rights to which such director or officer may otherwise be entitled and shall be available whether or not the director or officer continues to be a director or officer at the time of incurring any such expenses and liabilities.

If any word, clause or provision of the Bylaws or any indemnification made under Article VIII hereof shall for any reason be determined to be invalid, the provisions of the Bylaws shall not otherwise be affected thereby but shall remain in full force and effect.

(c)

     The Plan provides that members of the Committee will not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and will be fully protected by the Company in respect to any such action, determination or interpretation.

(d)

     The Registrant has entered into indemnification agreements with directors and certain officers of the Registrant which provide certain contractual rights to indemnification in addition to the indemnification provisions of Alabama law and the Registrant’s by-laws.

Item 7: Exemption from Registration Claimed.

     Not applicable.

Item 8: Exhibits.

     The exhibits to the Registration Statement are listed in the Exhibit Index elsewhere herein.

     Item 9: Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment to those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling persons of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mobile, State of Alabama, on March 30, 2004.

ENERGYSOUTH, INC.

Registrant

By:	/s/ Charles P. Huffman

Charles P. Huffman
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Davis, Charles P. Huffman and G. Edgar Downing, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:

Signature	Title	Date
/s/ John C. Hope, III John C. Hope, III	Director, Chairman	March 30, 2004
/s/ Walter L. Hovell Walter L. Hovell	Director, Vice-Chairman	March 30, 2004
/s/ John S. Davis John S. Davis	Director, President and Chief Executive Officer (Principal Executive Officer)	March 30, 2004
/s/ Charles P. Huffman Charles P. Huffman	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2004
/s/ Walter A. Bell Walter A. Bell	Director	March 30, 2004
/s/ Gaylord C. Lyon Gaylord C. Lyon	Director	March 30, 2004
/s/ Judy A. Marston Judy A. Marston	Director	March 30, 2004
/s/ G. Montgomery Mitchell G. Montgomery Mitchell	Director	March 30, 2004
/s/ Harris V. Morrissette Harris V. Morrissette	Director	March 30, 2004
/s/ S. Felton Mitchell S. Felton Mitchell	Director	March 30, 2004
/s/ E. B. Peebles, Jr. E. B. Peebles, Jr.	Director	March 30, 2004
/s/ Robert H. Rouse Robert H. Rouse	Director	March 30, 2004
/s/ Thomas B. Van Antwerp Thomas B. Van Antwerp	Director	March 30, 2004

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Armbrecht Jackson LLP with respect to legality of securities registered

23.1	Consent of Armbrecht Jackson LLP (included in Exhibit 5)

23.2	Independent Auditors’ Consent

24	Power of Attorney (included with signature page in Part II of this registration statement)

99.1	Second Amended and Restated EnergySouth, Inc. Non-Employee Directors Deferred Fee Plan